UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2022

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Steven Shulman to the Board of Directors

On January 27, 2022, upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the “Board”) of Walgreens Boots Alliance, Inc. (the “Company”), pursuant to the Class D Preferred Unit Purchase Agreement dated as of October 14, 2021 (the “Unit Purchase Agreement”), by and among Walgreens, Village Practice Management Company, LLC (“VillageMD”) and, for certain purposes specified therein, the Company and another of its subsidiaries and certain other members of VillageMD (the “Specified Members”), appointed Steven Shulman to the Board effective immediately for a term expiring at the Company’s Annual Meeting of Stockholders to be held in 2023.

Mr. Shulman, 70, serves as the Chairman of SOC Telemed and CareCentrix, Inc. (“CareCentrix”) since 2020 and 2008, respectively. He is the co-Chairman of HealthMap Solutions and is the Lead Director of VillageMD. He served as the Chairman of Magellan Health, a managed healthcare company, from March 2019 to January 2022. He also serves as Managing Partner at Shulman Family Ventures, Inc., a private equity firm, since 2008. Prior to that, he was the Chairman and Chief Executive Officer of Magellan Health Services, Inc. (n/k/a Magellan Health, Inc.) from 2002 to 2008. Mr. Shulman previously served as Chairman and Chief Executive Officer of Internet Healthcare Group, LLC (a venture capital firm) and as Chairman, President and Chief Executive Officer of Prudential Healthcare. He co-founded Value Health Inc. where he served as a director and as President of the Pharmacy and Disease Management Group. He has held senior positions at Cigna Corporation, including as President of the East Central Division, and Kaiser Permanente, including as Director, Medical Economics. He also serves as a director of several other privately held companies, including Facet Technologies, Ensemble Healthcare Partners, Invo, Longevity Healthcare and Pager, Inc. Previously he served as Chairman of the Board of Directors of both R1 RCM, Inc. from 2013 to 2018 and Health Management Associates, Inc. from 2013 to 2014. Mr. Shulman brings his unique experience and expertise in healthcare to the Board, along with significant private sector experience.

Mr. Shulman was appointed to the Board pursuant to the terms of the Unit Purchase Agreement, through which the Company increased its beneficial ownership of the outstanding equity interests of VillageMD from approximately 30% to approximately 63% on a fully diluted basis for a purchase price of $5.2 billion in aggregate consideration. In accordance with the terms of the Unit Purchase Agreement, VillageMD used part of the proceeds of the Company’s acquisition of additional outstanding equity interests in VillageMD to fund a tender offer to purchase up to $1.9 billion of units in VillageMD for cash from existing holders, including Mr. Shulman, who received proceeds of approximately $117 million in consideration for the tender of 287,781 units. After giving effect to the tender offer, Mr. Shulman owns approximately 1.8% of the outstanding equity interests of VillageMD.

Mr. Shulman is also the Executive Chairman and owns 5.28% of the outstanding equity interests of CareCentrix. On September 4, 2021, the Company executed a Membership Interest Purchase Agreement (the “CareCentrix MIPA”) to acquire a majority equity interest in CareCentrix for approximately $330 million. Subject to the receipt of required regulatory approvals and closing conditions, upon closing of the transaction, the investment will result in the Company owning a controlling equity interest of approximately 55% in CareCentrix. CareCentrix may determine to distribute to its members part or all of the proceeds of our investment, and Mr. Shulman as a holder of a CareCentrix membership interest would be entitled to a portion of such a distribution. Under the terms of the CareCentrix MIPA, the Company has an option to acquire the remaining equity interests of CareCentrix in the future. CareCentrix’ equity holders other than the Company will also have an option to require the Company to purchase the remaining equity interests. The exercise price for the acquisition of the remaining equity interests would be based on CareCentrix’ performance over the twelve-month period prior to exercise of the option. The final exercise price, and the corresponding value of Mr. Shulman’s interest in the transaction, will be calculated at the time of closing of the transaction.

Other than the transactions disclosed herein, there have been no related party transactions between the Company and Mr. Shulman that would be reportable under Item 404(a) of Regulation S-K.

Mr. Shulman’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to proration to reflect the commencement date of his service on the Board. The non-employee director compensation program is described under the caption “Director Compensation” in the Company’s definitive proxy statement for its January 27, 2022 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 8, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: February 2, 2022	By:	/s/ Joseph B. Amsbary Jr.
	Title:	Vice President, Corporate Secretary

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